NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on November 7, 2011, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on October 21, 2011 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The reorganization/merger between Delaware Investments Global Dividend and Income Fund Inc. and Delaware Enhanced Global Dividend and Income Fund became effective after the close of business on October 21, 2011. Each share of Common Stock of Delaware Investments Global Dividend and Income Fund, Inc. was exchanged for 0.5691 of aCommon Shares of Delaware Enhanced Global Dividend and Income Fund. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on October 24, 2011.